Exhibit 99.1

Sono-Tek Announces Record Year End Results

(March 8, 2011 - Milton, NY) Sono-Tek Corporation (OTCQB: SOTK) today announced record sales of approximately $9,903,000 for the fiscal year ended February 28, 2011, compared to sales of $7,242,000 for the previous fiscal year, an increase of 37%. Results are unofficial until Sono-Tek’s audit is completed in May 2011. Sales increased versus last year due to growth in the advanced energy markets involving coating systems for fuel cells and solar energy devices, sales to the medical device coating market, sales of coating systems for glass and non-woven fabric manufacturers, and the resurgence and increase of spray fluxing business worldwide.

According to Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, “We expect that our net income will be in the range of $585,000 - $600,000, or $.04 cents per share, for the trailing twelve months when the audit is complete, a significant increase from last year’s result of $82,000. Looking ahead, based on our existing backlog, we expect to see similar continued sales levels and profitability in the first half of our new fiscal year. We are quite pleased that most of the development initiatives we put in place during the recession have been showing such positive results, and we are looking forward to another year of strong growth in sales and net income.”

The Company also announced that effective February 22, 2011, its common stock is being quoted on OTC Markets Group Inc’s (“OTCM”) OTCQB platform. The change in coverage to the OTCQB trading platform was caused by the migration of the Company’s market makers away from the OTCBB, and does not affect, nor is it a reflection upon, Sono-Tek’s business, operations or growth prospects. Sono-Tek is current in all of its reporting obligations to the SEC and the delisting from the OTCBB was not caused by any action or inaction by Sono-Tek.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; results of the Company’s audit and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.